Exhibit 99.1

Natural Gas Services Group, Inc. Announces Quarterly Dividend

Midland, Texas, February 9, 2026 -- Natural Gas Services Group, Inc. (NYSE: NGS), (“NGS” or the “Company”), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced that its Board of Directors has declared a quarterly cash dividend of $0.11 per share of common stock, or $0.44 per share of common stock on an annualized basis. This cash dividend will be paid on March 4, 2026, to all stockholders of record as of the close of business on February 18, 2026. The first quarter 2026 dividend is consistent with the fourth quarter 2025 dividend level representing a 10 percent increase when compared to the inaugural dividend paid in the third quarter 2025.

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

About Natural Gas Services Group, Inc.

Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

This press release may contain forward-looking statements, express or implied, regarding future rates of cash dividends. While the Company expects to continue to pay dividends in the future, the declaration of any future dividends or dividends at any particular rate is subject to the discretion of the Board of Directors and will depend on our financial condition, results of operations, capital requirements, business conditions and other factors, as well as a determination by the Board of Directors that dividends are in the best interests of our stockholders. Additional factors that could cause actual results to differ materially from those expressed or implied by such statements are described in our SEC filings, including our recent Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

For More Information, Contact:
Glenn Wiener, Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com